Exhibit 23.1

Consent of Independent Auditors

The financial statements of VDC Holdco, LLC as of December 31, 2022 and 2021 and for the years then ended, included in the Current Report on Form 8-K/A of Vivid Seats Inc., have been audited by Eide Bailly LLP, independent auditors, as stated in our report appearing herein.

We consent to the inclusion or incorporation by reference in the Current Report on Form 8-K/A, Form S-1 Registration Statement (No. 333-260839) and Form S-8 Registration Statement (No. 333-260332) of Vivid Seats Inc. of our report, dated December 4, 2023, on our audit of the financial statements of VDC Holdco, LLC.

/s/ Eide Bailly LLP

Las Vegas, Nevada

December 4, 2023